EXHIBIT 99

                           GREEN STREET FINANCIAL CORP

241 Green Street                                      Telephone (910) 483-3681
P.O. Box 1540                                               Fax (910) 483-5102
Fayetteville, North Carolina 28302



FOR IMMEDIATE RELEASE
August 28, 1996

                                          Contact:    H.D. Reaves, Jr.
                                                      Chief Executive Officer

                                                      John C. Pate
                                                      Chief Financial Officer

     Green Street Financial Corp (Nasdaq - GSFC), the holding company for Home Federal Savings and Loan Association, announced today the following:

     * Dividends - Directors approved the regular quarterly $0.10 per share cash dividend, and also an additional $0.15 per share special dividend payable on October 25, 1996 to stockholders of record as of the close of business on October 11, 1996. The fiscal year for the corporation ends on September 30, 1996 and the directors have voted to pay this special dividend at the end of the
fiscal year.   These dividends are  being  paid as a result of continued
profitability of the corporation and its wholly owned subsidiary, Home Federal Savings and Loan Association.

     * Stock Repurchase Program - Pending the approval of the Office of Thrift Supervision, the Directors intend to implement a stock repurchase plan. Such plan will provide for the repurchase of up to 5% of the corporation's common stock in the open market during the time period from October 21, 1996 to April 4, 1997. Such repurchases will depend on the corporation's profitability, the market price of the common stock, and availability of such stock.

     *  Dividend   Reinvestment  Plan  -  In  January  1997,  the  Corporation's
stockholders will be offered a convenient opportunity to purchase additional stock through the reinvestment of the quarterly dividends. The plan is completely voluntary by the stockholders.

     * Home Federal is a federally chartered savings and loan headquartered in Fayetteville, North Carolina. Green Street's common stock is quoted on the Nasdaq National Market under the symbol "GSFC" and is listed in newspapers as "GreenSt n".